HollyFrontier Corporation Recommends Stockholders Reject Below-Market Mini-Tender Offer by TRC Capital Corporation

Dallas, March 6, 2019 – HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier” or the “Company”) has been notified of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC”) to purchase up to 2,000,000 shares of Company common stock, representing approximately 1.17% of the outstanding shares of Company common stock. TRC’s offer price of $49.75 per share is approximately 4.38% lower than the closing price per share on the New York Stock Exchange of Company common stock on March 1, 2019, the last trading day before the commencement of the offer. TRC’s unsolicited mini-tender offer is also subject to a number of conditions, including that TRC obtains sufficient financing.

HollyFrontier does not endorse TRC’s unsolicited mini-tender offer and is not associated in any way with TRC, its mini-tender offer or its mini-tender offer documents.

Because TRC’s offer price is below the current market value for shares of Company common stock, HollyFrontier recommends that stockholders reject this unsolicited offer and not tender their shares in response to TRC’s offer, or, if stockholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m. (New York City time) on April 2, 2019.

Mini-tender offers, such as TRC’s offer, are not subject to many of the disclosure and procedural requirements that apply to larger tender offers under the rules of the U.S. Securities and Exchange Commission (the “SEC”). As a result, mini-tender offers do not provide investors with the same level of protection as provided by larger tender offers under U.S. securities laws. The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: www.sec.gov/investor/pubs/minitend.htm.

HollyFrontier urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC’s offer.

HollyFrontier encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at: www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

HollyFrontier requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer related to shares of Company common stock.
About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
HollyFrontier Corporation

Craig Biery, 214-954-6510
Director, Investor Relations
or
Jared Harding, 214-954-6510
Investor Relations